Exhibit 99.1

November 30, 2004

Press Release

SOURCE: Inergy L.P.

Inergy Announces Equity Commitments in Connection with Star Gas Acquisition

KANSAS CITY, Mo.—(BUSINESS WIRE)—Nov. 30, 2004—Inergy, L.P. (Nasdaq:NRGY) announced today that it has signed privately negotiated equity commitment agreements with Kayne Anderson MLP Investment Company and Tortoise Energy Infrastructure Corporation to sell common units for anticipated net proceeds of approximately $85-$110 million. The equity commitments were obtained to partially fund the recently announced $475 million acquisition of Star Gas Propane, L.P., expected to close in December 2004. The closing of the equity commitments will be contingent on and concurrent with the closing of the acquisition of Star Gas Propane, L.P. The purchase price for the common units to be issued to Kayne Anderson and Tortoise is based on Inergy’s ten-day average closing price ending on November 17, 2004.

In connection with this offering, Inergy has also entered into registration rights agreements with Kayne Anderson and Tortoise that allow for the registered resale of the units issued to Kayne Anderson and Tortoise after a six-month lock-up. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves nearly 275,000 retail customers from approximately 150 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s web site, www.InergyPropane.com. For more information contact Inergy’s Investor Relations department at 816-842-8181 or investorrelations@inergyservices.com.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that we can (1) close and fund the acquisition of Star Gas Propane, L.P. and (2) effectuate the registration of the resale of the common units issued to Kayne Andersen and Tortoise. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

CONTACT: Inergy, L.P.

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com